Exhibit 4.5

EXECUTION

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of November 5, 2010, is by and among Bruckmann, Rosser, Sherrill & Co. III, L.P., a Delaware limited partnership (the “Fund”), BRS Coinvestor III, L.P., a Delaware limited partnership (the “Co-Invest Fund” and, together with the Fund, the “Investors”), and Ruth’s Hospitality Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment will have the definitions or meanings given to them in the Agreement described below.

WHEREAS, the Company and the Investors entered into that certain Registration Rights Agreement dated as of February 12, 2010 (the “Agreement”); and

WHEREAS, the Company and the Investors desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendment to Agreement. Effective as of the date hereof, Section 2(a) of the Agreement is hereby amended to delete the reference to “the date that is nine (9) months from the date hereof” in the first sentence of Section 2(a) and replace it with a reference to “December 31, 2010.”

Section 2. Miscellaneous.

(a) No Other Amendments; Continuing Effect. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment of any other term or condition of the Agreement or any of the documents referred to therein. Whenever the Agreement is referred to in any agreement, document or other instrument, such reference shall be to the Agreement as amended by this Amendment. Except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect.

(b) Counterparts. This Amendment may be executed in separate counterparts (including by means of telecopied signature pages or signature pages delivered by electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

RUTH’S HOSPITALITY GROUP, INC.

By:	/s/ Robert M. Vincent
Name:	Robert M. Vincent
Title:	Executive Vice President and Chief Financial Officer

BRUCKMANN, ROSSER, SHERRILL & CO. III, L.P.

By: BRS GP III, L.P., its general partner

By: BRUCKMANN, ROSSER, SHERRILL & CO. III, L.L.C., its general partner

By:	/s/ Harold O. Rosser II
Name:	Harold O. Rosser II
Title:	Manager

BRS COINVESTOR III, L.P.

By: BRS COINVESTOR GP III, L.L.C., its general partner

By:	/s/ Harold O. Rosser II
Name:	Harold O. Rosser II
Title:	Manager

Signature Page to Amendment to Registration Rights Agreement